                                                                  EXHIBIT 10.3


                            SHARE PURCHASE AGREEMENT


This Share Purchase Agreement, hereinafter referred to as the "Share Purchase Agreement", is entered into on this 29th day of March 1999 by and between

1.         RELIANT ENERGY WHOLESALE HOLDING (EUROPE) INC.
           having its principal offices at 1111 Louisiana, Houston, Texas, United States of America herein represented by R. Steve Letbetter, hereinafter referred to, together with any successors and permitted assignors, as the "New Partner";

and

2.         PROVINCIE NOORD HOLLAND
           having its seat at Haarlem, the Netherlands, herein represented by J.P.J. Lagrand, hereinafter referred to as the "Province of North Holland";

and

3.         GEMEENTE AMSTERDAM
           having its seat at Amsterdam, the Netherlands, herein represented by G. ter Horst, hereinafter referred to as the "Municipality of Amsterdam";

and

4.         PROVINCIE UTRECHT
           having its seat in Utrecht, the Netherlands, herein represented by D.H. Kok, hereinafter referred to as the "Province of Utrecht";

and

5.         GEMEENTE UTRECHT
           having its seat in Utrecht, the Netherlands, herein represented by H.H.W. Kernkamp, hereinafter referred to as the "Municipality of Utrecht";

and

6.         N.V. PROVINCIAAL EN GEMEENTELIJK UTRECHTS
           STROOMLEVERINGSBEDRIJF
           having its registered office at Utrecht, the Netherlands, herein represented by M. ten Klooster, hereinafter referred to as "Pegus";

and

7. RELIANT ENERGY POWER GENERATION, INC., a company incorporated under the laws of the State of Delaware, United States of America, with its principal offices at 1111 Louisiana, Houston, Texas United States of America herein represented by R. Steve Letbetter, hereinafter referred to as the "Ultimate Parent 2";

and

8.         N.V. ENERGIEPRODUKTIEBEDRIJIF UNA
           having its registered office at Utrecht, the Netherlands, herein represented by P. Koppen cle Neve, hereinafter referred to as the "Company".

(The New Partner, Province of North Holland, Municipality of Amsterdam, Pegus, the Ultimate Parent 2 and the Company hereinafter collectively referred to as the "Parties" and each individually as a "Party").

WHEREAS:

A. The Existing Partners are the legal and beneficial owners of the entire issued and outstanding share capital of the Company whereby:

(i) the Province of North Holland is the legal and beneficial owner of 850 (in words: eight hundred and fifty) Shares;
(ii) the Municipality of Amsterdam is the legal and beneficial owner of 850 (in words: eight hundred and fifty) Shares;
(iii) Pegus is the legal and beneficial owner of 850 (in words: eight hundred and fifty) Shares;

B. Pursuant to the Partnership Documentation concluded between Parties on the Signing Date, (i) the New Partner will subscribe for the Subscription Shares and, in respect of such subscription, contribute the Subscription Price on the terms and conditions set out in the Share Subscription Agreement and (ii) the Existing Partners wish to sell and transfer their Shares to the New Partner and the New Partner wishes to purchase and accept such Shares on the terms and conditions set out in this Share Purchase Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1         DEFINITIONS AND INTERPRETATION

1.1. Capitalized terms used in this Share Purchase Agreement shall have the meanings ascribed to them in schedule 1.1 to the Partnership Agreement, which Schedule is attached hereto as SCHEDULE 1.1, except as the context may otherwise require.

1.2. All Schedules and Annexes to this Share Purchase Agreement shall form an integral part hereof.

1.3. References to Articles, Schedules or Annexes shall be references to Articles of and Schedules and Annexes to this Share Purchase Agreement.

1.4. Headings are inserted for convenience only and shall not affect the interpretation of this Share Purchase Agreement.

1.5. Nouns, pronouns and verbs of the singular number shall be deemed to include the plural, and vice versa, and pronouns of the masculine gender shall be deemed to include the feminine and neuter, and vice versa, all as the context may require.

1.6. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

1.7. Whenever used in this Share Purchase Agreement the words "hereof", "herein" and similar words shall be construed as references to this Share Purchase Agreement as a whole and not limited to the particular Article or subsection in which the reference appears.

1.8. The words "best knowledge" shall mean such knowledge as the relevant entities, officials, directors or members of the management board, municipal executive board or provincial executive body, as the case may be, have or may reasonably be expected to have.

ARTICLE 2         SALE, PURCHASE AND PURCHASE PRICE

2.1. Subject to the terms and conditions of this Share Purchase Agreement:

           2.1.1. Each of the Existing Partners hereby sells to the New Partner and the New Partner hereby purchases from each of the Existing Partners such number of its Shares as set forth in SCHEDULE 2.1.1 (the "First Tranche Shares");

           2.1.2. Subject to the Second Completion Conditions, the Existing Partners hereby sell to the New Partner and the New Partner hereby purchases from the Existing Partners such number of Shares as is required to provide the New Partner with a majority interest of 52% (in words: fifty two percent), in the issued and outstanding share capital of the Company, whereby each Existing Partner sells to the New Partner at least one third of such number of Shares provided, however that the New Partner shall, if requested by an Existing Partner, purchase and accept such additional number of Shares as shall be determined by each of the Existing Partners at its sole discretion and notified to the New Partner in the Request (the "Second Tranche Shares");

           2.1.3. Subject to the Third Completion Conditions, each of the Existing Partners hereby sells to the New Partner and the New Partner hereby purchases from each of the Existing Partners all the Shares, if any, which such Existing Partner shall hold after Completion of the Second Tranche Shares (the "Third Tranche Shares").

2.2. The aggregate purchase price (the "Purchase Price") to be paid by the New Partner to the Existing Partners shall be:

           2.2.1. for the First Tranche Shares, the First Purchase Price which shall be determined and allocated to the respective Existing Partners in the amounts set forth in Schedule 2.1.1;

           2.2.2. for the Second Tranche Shares the price (the "Second Purchase Price") shall be calculated, determined and allocated amongst the Existing Partners in accordance with the formula set forth in SCHEDULE 2.2.2;

           2.2.3. for the Third Tranche Shares the price (the "Third Purchase Price") shall be calculated, determined and allocated amongst the Existing Partners in accordance with the formula set forth in Schedule 2.2.2;

2.3. As security for due performance by the Ultimate Parent 2 of its obligation to guarantee payment of the Second Purchase Price and the Third Purchase Price to the Existing Partners, the Ultimate Parent 2 shall pledge on the First Completion Date 65% of its ownership interest in Reliant Energy Wholesale Holdings (Europe) Inc. to the Existing Partners by means of a pledge agreement, in accordance with the form attached hereto as SCHEDULE 2.3.

ARTICLE 3         SIGNING

3.1. The Signing Actions shall take place on the Signing Date and shall be deemed to take place simultaneously, with each such action being conditional upon all such actions being effected.

ARTICLE 4         CONDITIONS TO COMPLETION

4.1. The obligations of the Parties under this Share Purchase Agreement shall be:

           4.1.1. with respect to the transfer of the First Tranche Shares subject to and conditional upon the First Completion Conditions being satisfied or waived by the Party to whose benefit these conditions inure;

           4.1.2. with respect to the sale and transfer of the Second Tranche Shares subject to and conditional upon the completion conditions attached hereto as SCHEDULE 4.1.2. (the
                                              ---------------
                           "Second Completion Conditions") being satisfied or waived by the Party to whose benefit these conditions inure;

           4.1.3. with respect to the sale and transfer of the Third Tranche Shares subject to and conditional upon the completion conditions attached hereto as SCHEDULE
                           4.1.3. (the "Third Completion Conditions") being satisfied or waived by the Party to whose benefit these conditions inure.

4.2. Each of the Parties shall make all reasonable efforts to ensure that each of the Completion Conditions is satisfied as early as possible before the related Completion Date. If at any time a Party becomes aware of anything that may prevent any Completion Condition being satisfied, it shall immediately inform the other Parties and the Parties shall cooperate to make all reasonable efforts to ensure the Completion Conditions are satisfied.

ARTICLE 5         COVENANTS PRIOR TO THE FIRST COMPLETION DATE

5.1. The Existing Partners and the Company shall procure that, from the Signing Date until the First Completion Date, the Pre-Completion Covenants shall be complied with.

ARTICLE 6         COMPLETION AND PAYMENT REGARDING THE SOLD SHARES

6.1. The Completion of the Sold Shares shall take place at the Amsterdam offices of Loeff Claeys Verbeke whereby:

           6.1.1. the Completion of the First Tranche Shares shall take place on a Business Day within 15 (in words: fifteen) Business Days, as mutually agreed between the New Partner and Existing Partners after the date on which any and all First Completion Conditions shall have been fulfilled or waived by the Party to whose benefit these First Completion Conditions inure (the "First Completion Date");

           6.1.2. the Completion of the Second Tranche Shares shall take place pursuant to a Request subject to
                           Article 6.1.4 by one of the Existing Partners to the New Partner on a Business Day (the
                           "Second Completion Date") within 60 (in words: sixty) Business Days after such Request, as mutually agreed between the New Partner and the Existing Partners, but in no event later than 31 December 2002;

           6.1.3. the Completion of the Third Tranche Shares, if any, shall take place pursuant to a Request subject to Article 6.1.4 by each respective Existing Partner within 60 (in words: sixty) Business Days, after such Request as mutually agreed between the New Partner and the Existing Partners, but in no event later than 31 December 2006 (the "Third Completion Date");

           6.1.4. the Requests referred to in Articles 6.1.2. and Articles 6.1.3, respectively, shall set forth the number of Shares to be transferred to the New Partner on the respective Completion Date, and be submitted to the New Partner at least 120 (in words: hundred twenty) days prior to such Completion Date or 60 (in words: sixty) days after the respective Completion Conditions have been fulfilled or waived by the Party to whose benefit these Completion Conditions inure which ever date is later;

6.2. Notwithstanding any provision in the Partnership Documentation to the contrary, the Existing Partners will remain obligated under this Share Purchase Agreement to sell, and the New Partner will remain obligated to purchase, Second Tranche Shares and Third Tranche Shares even if, for any reason whatsoever, the Second Tranche Shares and Third Tranche Shares are not sold to New Partner by the Second Completion Date and the Third Completion Date, respectively.

6.3. The respective transfers of the Sold Shares shall be carried out through execution of a notarial deed, in form attached hereto as
           SCHEDULE 6.3 before the Notary. The Notary shall be a civil law notary of Loeff Claeys Verbeke, the firm of the external legal advisors of the Company. The other Parties hereby acknowledge that they are aware of the provisions of articles 8, 9, 10 and 14.2 of the "Guidelines" concerning associations between civil law notaries (notarissen) and associations between civil law notaries (notarissen) and barristers/solicitors ("advocaten")" as established by the Board of the Royal Regulatory Body of Civil Law Notaries ("Koninklijke Notariele Beroepsorganisatie"). The other Parties hereby explicitly agree that Loeff Claeys Verbeke shall advise and act on behalf of the Company with respect to this Share Purchase Agreement, any agreements resulting from this Share Purchase Agreement or any disputes resulting therefrom. To this end the other Parties hereby approve the exchange of essential information, relating to the transfer of the Sold Shares, between the barristers/ solicitors ("advocaten"), tax advisors ("fiscalisten") and civil law notaries ("notarissen") of Loeff Claeys Verbeke.

6.4. The New Partner shall pay the First Purchase Price, which shall be estimated and allocated in accordance with Schedule 2.2.1, the Second Purchase Price and the Third Purchase Price on the respective Completion Dates in accordance with the respective Completion Actions.

ARTICLE 7         COMPLETION

7.1. At the Completion of the First Tranche Shares, the First Completion Actions shall take place, which actions shall be deemed to take place as described in Schedule 18.2 to the Partnership Agreement, with each such action being conditional upon all such actions being effected;

7.2. At the Completion of the Second Tranche Shares and Third Tranche Shares, respectively, the actions referred to in SCHEDULE 7.2A (the "Second Completion Actions") and the actions referred to in SCHEDULE 7.2B (the "Third Completion Actions"), respectively, shall take place, which actions shall be deemed to take place simultaneously, with each such action being conditional upon all such actions being effected.

7.3. Each Party shall at the reasonable request of another Party execute all documents and do all other acts and things as may reasonably be deemed necessary to give full effect to this Share Purchase Agreement and all agreements pursuant hereto.

7.4. After the First Completion Date, the New Partner and the Existing Partners shall determine, allocate and settle the actual First Purchase Price in accordance with Schedule 2.2.1.

ARTICLE 8         WAIVER

8.1. The New Partner and each of the Existing Partners unconditionally and irrevocably waive all of their respective rights under the Articles of Association in respect of the sale and transfer of the Sold Shares.

ARTICLE 9         STRANDED COSTS

9.1. For the purpose of determination of the Purchase Price, the Parties have estimated that the Stranded Costs for the account of the Company shall be NLG 500,000,000 (in words: five hundred million Dutch Guilders) (the "Estimated Stranded Costs"), which estimate is based on the expected allocation of the Stranded Costs between each of the Dutch electricity generators and the Ministry of Economic Affairs as set forth in SCHEDULE 9.1 (the "Expected Allocation").

9.2. In the event that either (i) the Company and the other Dutch energy generating companies in the Netherlands (EPON, EPZ and EZH and the naamloze vennootschap Samenwerkendle Electriciteits Produktie Bedrijven (SEP)) shall enter into a definitive settlement agreement, which shall have become final and binding, with respect to the allocation of the Stranded Costs, or (ii) the Ministry of Economic Affairs or a competent court or arbitral tribunal shall issue a ruling with respect to the allocation of the Stranded Costs that is subsequently approved, in as far as required by all governmental authorities, including those of the European Union, which shall be final and binding on the Company, the Company shall as soon as possible after such definitive settlement agreement or final ruling submit a statement (the "Statement") to the Shareholders providing for the calculation of the Stranded Costs by adjusting the Estimated Stranded Costs and the Expected Allocation as set forth in Schedule 9.1 in accordance with the following principles (the "Adjustment Principles"):

           9.2.1. the allocation of the Stranded Costs reflected in the Expected Allocation between the Dutch electricity generators and the Ministry of Economic Affairs shall be adjusted if necessary so as to conform to the contributions of the Ministry of Economic Affairs at the 7ct/KWh basic load price level in either the settlement agreement or the ruling referred to in this Article
                           9.2 under (i) and (ii), as the case may be;

           9.2.2. the allocation of the Stranded Costs reflected in the Expected Allocation between the Dutch electricity generators shall be adjusted if necessary so as to conform to the allocation determined in either the settlement agreement or the ruling referred to in this Article 9.2 under (i) and (ii), as the case may be;

           9.2.3. the amounts mentioned in Schedule 9.1 under the column "Total" shall remain unchanged.

9.3. The Existing Partners and the New Partner shall review the Statement and shall consult with each other and with the Company with a view to agreeing in good faith on the definitive amount of the Stranded Costs calculated in accordance with the Adjustment Principles (the "Definitive Stranded Costs"). The provisions made in Article 9.6 and
           Article 9.8 shall apply if the Existing Partners, the New Partner and the Company reach agreement on the Definitive Stranded Costs.

9.4. If the Existing Partners, the New Partner and the Company shall fail to agree on the application of the Adjustment Principles and the corresponding Definitive Stranded Costs within 60 (in words: sixty) days of the date on which the Company sent out the Statement, each of the Existing Partners, the Company or the New Partner may serve written notice on the others and may refer the dispute for resolution to an independent chartered accountant acting as an expert (bindend adviseur) and not as an arbitrator to be appointed by agreement between the Existing Partners, the Company and the New Partner or, failing agreement as to nomination within 10 (in words: ten) Business Days of such written notice, to be nominated by the president for the time being of the "Nederlands Instituut Van Register Accountants". The independent chartered accountant shall be instructed to use reasonable efforts to deliver his opinion within 20 (in words: twenty) Business Days of the referral to him or so soon thereafter as is practicable and his decision on the application of the Adjustment Principles and the corresponding Definitive Stranded Costs shall, in the absence of manifest error, be final and binding on the Parties. The costs of an independent chartered accountant shall be borne in the way that he sees fit.

9.5. The Parties shall procure that the New Partner's Accountants, the Existing Partners' Accountants and any independent chartered accountant shall have reasonable access during business hours to all relevant books, records, accounts, personnel and other information of the Companies for the purpose of reviewing the Statement. The costs of the New Partner's Accountants and the Existing Partners' Accountants shall be borne by the New Partner and by the Existing Partner respectively.

9.6. The Purchase Price shall be increased, if the sum of (i) the amount of the Definitive Stranded Costs (as agreed or determined under the provisions of this Article 9) and (ii) the aggregate amount of Legal Action Stranded Costs is less than the amount of the Estimated Stranded Costs. The Purchase Price shall be reduced if the sum of
           (i) the amount of the Definitive Stranded Costs (as agreed or determined under the provisions of this Article 9 and (ii) the aggregate amount of Legal Action Stranded Costs exceeds the Estimated Stranded Costs. The increase or reduction of the Purchase Price as the case may be, shall be calculated, determined and applied in the manner set forth in Schedule 9.

9.7. The Existing Partners shall repay to the New Partner the amount of any reduction in the Purchase Price and the New Partner shall repay to the Existing Partners the amount of any increase in the Purchase Price, calculated and determined under the provisions of this
           Article 9 on the later of the Second Completion Date or the 30th day (or if that day is not a Business Day, the next succeeding Business
           Day) following the date on which the Definitive Stranded Costs are agreed or determined under the provisions of this Article 9 (the "Date of Payment") by wire transfer to such account or accounts as the New Partner or the Existing Partners, as the case may be, may specify in writing, or by such other method as the Existing Partners and the New Partner may agree.

9.8. The Company shall keep the New Partner and the Existing Partners fully informed of the Stranded Costs and actions taken by the Company and the Existing Partners with respect to such Stranded Costs.

9.9. The obligation of the Existing Partners and the New Partner to pay in accordance with Article 9.6 the difference between the Definitive Stranded Costs over the amount of Estimated Stranded Costs shall expire at the later of 31 December 2004 or the last Third Completion Date unless (i) there has been a settlement agreement or ruling referred to in Article 9.2 under (i) and(ii) for which no Purchase Price adjustment has yet been made under Article 9.6 or (ii) there is outstanding on such date an action that could result in Legal Action Stranded Costs.

9.10. At the option of the New Partner, New Partner may reduce the Second Purchase Price and Third Purchase Price with respect to any amounts it is entitled to receive (and has not received) from the Existing Partners under this Article 9.

ARTICLE 10        DUE DILIGENCE INVESTIGATION

10.1. The New Partner and the Ultimate Parent 2 acknowledge and agree that they have performed, with the assistance of professional legal, accountancy, financial technical and tax advisors, a due diligence investigation (the "Due Diligence Investigation") and furthermore;

           10.1.1. that for the purposes of the Due Diligence Investigation they have had (and that their advisors have had), opportunity to review the information including the data room information set out in
                           SCHEDULE 10.1.1 made available to them and their advisors;

           10.1.2. that they have obtained (and their advisors have obtained) other information that they (and their advisors) deemed proper and necessary for the purposes of entering into this Share Purchase Agreement, through management interviews, management presentations, site visits and questions submitted to the Existing Partners and the Companies and their advisors; and

           10.1.3. that they have raised with the Existing Partners and the Companies any and all specific issues which they considered relevant in connection with the transactions contemplated hereby.

10.2. The New Partner and the Ultimate Parent 2 acknowledge that the representations and warranties contained in this Share Purchase Agreement are the only representations, warranties or other assurances of any kind given by or on behalf of the Existing Partners and the Companies on which the New Partner and the Ultimate Parent 2 may rely (and have relied upon) in entering into this Share Purchase Agreement.

10.3. The New Partner and the Ultimate Parent 2 hereby declare that they are not aware as of the Signing Date of any matter or anything which is inconsistent with the representations and warranties of the Existing Partners contained in this Share Purchase Agreement.

ARTICLE 11        REPRESENTATIONS AND WARRANTIES OF EXISTING PARTNERS

11.1. Subject to the provisions of Article 10 and Article 13, the Existing Partners jointly ("niet-hoofdelijk") represent and warrant to the New Partner that at the Signing Date each and every statement (the "Warranties") set out in SCHEDULE 11.1 is, and that at the First Completion Date each and every Warranty shall be, true and correct. The Existing Partners also represent and warrant to the New Partner that at the Second Completion Date and Third Completion Date, the Warranties set out in articles 2.1 and 2.2 with respect to the Second Tranche Shares and the Third Tranch Shares, respectively, shall be true and correct.

ARTICLE 12        REPRESENTATIONS AND WARRANTIES OF THE NEW PARTNER
                  AND ULTIMATE PARENT

12.1. The New Partner and the Ultimate Parent 2 represent and warrant to the Existing Partners that each and every statement made by them in article 19 of the Partnership Agreement is, and at the First Completion Date shall be true and correct.

ARTICLE 13        BREACH OF WARRANTIES, NON-FULFILLMENT, DAMAGES

13.1. In the event of a breach of any of the Warranties by the Existing Partners or the New Partner or the Ultimate Parent 2 ("Breach") or Non-Fulfillment by the Existing Partners, the New Partner or the Ultimate Parent 2 of any other obligation contemplated by this Share Purchase Agreement ("Nonfulfillment"), the Existing Partners, the
           New Partner or the Ultimate Parent 2, (the "Notifying Party"), as the case may be, shall upon obtaining knowledge thereof notify the other Party (the "Notified Party") of such Breach or Nonfulfillment promptly and in writing, and under no circumstances later than 30
           (in words: thirty) days after obtaining knowledge of the Breach or Nonfulfillment, setting out in reasonable detail the events or facts giving rise to the Breach or Non-Fulfillment, and specifying the amount of Damages claimed as a result of any Breach or Non-Fulfillment.

13.2. If the Notified Party fails to take appropriate measures to remedy the Breach or Non-Fulfillment within 30 (thirty) days of such notification and a dispute arises, the Notifying Party shall be entitled to institute arbitration proceedings with a view of resolving the dispute pursuant to article 40 of the Partnership Agreement.

13.3. Subject to the other provisions of this Article 13, the Existing Partners shall indemnify the New Partner for all Damages incurred by the New Partner, resulting from any Breach or any Non-Fulfillment, as the case may be.

13.4. The Existing Partners shall not owe Damages to the New Partner by virtue of this Article 13 or otherwise have obligations towards the New Partner if and to the extent that the Damage ensuing from a Breach or Non-Fulfillment:

           13.4.1. has been paid to the New Partner or to the Company or Companies by virtue of any insurance policy;

           13.4.2. has been paid to the New Partner or to the Company or Companies by a third party other than an insurance company;

           13.4.3. has not been reported in writing with a statement of nature, cause and scope of the loss or damage to the Existing Partners within 60 (in words: sixty) days after the day the New Partner has become aware of the Breach or Non- Fulfillment arose;

           13.4.4. is specifically, fairly and fully disclosed in writing to the New Partner before the Signing Date;

           13.4.5. is covered by means of a reserve in the 1998 Annual Accounts, on the understanding that, for the application of this Article 13.4.5, reserves which are (or should be) released after the First Completion Date shall be added to reserves which at that instance are found to be insufficient for the underlying Damage; or if there is not definitive insight concerning the sufficiency of the other reserves, shall be included in a new general reserve that shall be created for the purpose of supplementing reserves found at a later instance to be insufficient to cover the underlying Damage, whereby cases of Damage for which reserves are nonexistent or insufficient at the instance of liability and which occurred prior to release within the meaning of this
                           Article 13.4.5, shall be set-off retroactive against a released reserve;

           13.4.6. are solely due to changes in legislation, regulations or case law that had taken effect after the First Completion Date and except as specifically provided for in this Share Purchase Agreement;

           13.4.7. is a consequence of a change after the First Completion Date of the corporate or tax structure or the accounting policies of the Companies;

           13.4.8. would not have occurred without an action or omission after the First Completion Date by the New Partner, the Companies or any person whose action or omission is attributable to the New Partner and/or the Companies which bear a material connection to the Damage;

           13.4.9. if and to the extent it reduces the tax obligations of the New Partner relating to its investment in the Company or of the Companies after the First Completion Date and except as specifically provided for in this Share Purchase Agreement;

           13.4.10. and furthermore, if and to the extent that the alleged Breach or Nonfulfillment is not submitted by the New Partner to the arbitral body referred to in article 40 of the Partnership Agreement within a period of three months after the written notification by the New Partner to Existing Partners of the Breach or Non-Fulfillment.

13.5. The Existing Partners and the Company shall ensure that reasonable steps are taken to prevent or mitigate Damages, which could give rise to a claim by virtue of this Article 13. If the Damages concerned are a consequence of or bears connection to a claim from or liability towards a third party neither the Existing Partner nor the Company shall in the matter of such claim or liability agree to any term with the third party without prior written permission from the New Partner. In addition, the Company shall not agree to any such terms without prior permission from the Existing Partners. The Company shall keep the New Partner and the

           Existing Partners fully informed of such Damages and of the defense to be conducted by the Company.

13.6. A Damage claim against the Existing Partners in connection with a Breach or Non-Fulfillment shall not be permitted for any individual claims for an amount below NLG 1,000,000 (in words: one million Dutch Guilders), and in any event the aggregate amount of all claims (as finally determined or agreed) in excess of NLG 1,000,000 (in words: one million Dutch Guilders) must total more than NLG 150,000,000
           (in words: one hundred and fifty million Dutch Guilders) before a claim may be lodged, in which case the excess over NLG 150,000,000 (in words: one hundred and fifty million Dutch Guilders) shall be payable.

13.7. Under no circumstances shall the aggregate amount of (i) all awards or Damages awarded or agreed against the Existing Partners, (ii) a reduction of the Purchase Price pursuant to Article 9.6, if any, and
           (iii) any other payment obligation of the Existing Partners under this Share Purchase Agreement other than (x) any payments to adjust the estimated First Purchase Price to the actual First Purchase Price to reflect changes in net debt and dividend payments as provided in
           Schedule 2.1.1, (y) any requirements of an Existing Partner to pay expenses under the provisions of the Partnership Documentation including, but not limited to, articles 33.1 and 40.7 of the Partnership Agreement and articles 9.4 and 9.8 and (z) any obligation to pay interest in respect of an adjustment of the Purchase Price as contemplated by Schedule 9.6, exceed an amount equal to 40% (in words: forty percent) of the Purchase Price.

13.8. The New Partner shall not be entitled to make any claim against the Existing Partners for any Breach or Non-Fulfillment unless notice in writing of such claim is given prior to 1 May immediately following the first full Fiscal Year of the Company after the First Completion Date except for (i) a claim for a Breach of article 4.5 of Schedule
           11.1 for which the New Partner shall not be entitled to make any claim against the Existing Partners unless written notice of such claim is given prior to the day 30 (in words: thirty) months after the First Completion Date and (ii) a claim for a Breach relating to tax, for which the New Partner shall not be entitled to make any claim against the Existing Partners unless written notice of such claim is given prior to the end of the period during which the relevant Dutch tax authorities are competent, according to the laws of the Netherlands, to impose an additional tax assessment ("navorderingsaanslag" or "naheffingsaanslag") concerning events, omissions, acts or behaviors that have taken place prior to the First Completion Date increased by a period of six months.

13.9. Any Damages and any other amount payable by each respective Existing Partner under Article 13 shall only be payable at 1/3 (in words: one third) of the amount otherwise due under the subsections of this
           Article 13.

13.10. Without prejudice to the provisions of Article 9, the Existing Partners shall not owe Damages to the New Partner by virtue of this
           Article 13 or otherwise have obligations towards the New Partner if and to the extent that the Damages ensue from or are related to Stranded Costs.

13.11. The amount of any award or Damages owed by the Existing Partners to the New Partner shall at the option of the Existing Partners be either paid directly to the New Partner or subtracted from the amount, if any, of the Second Purchase Price and the Third Purchase Price if necessary, owed by the New Partner to the Existing Partners. Any such obligation to make payment by the Existing Partners or subtraction from the Purchase Price shall be allocated among the Existing Partners in proportion to the numbers of First Tranche Shares sold by the Existing Partners being 1/3 (in words: one third). At the option of the New Partner, the New Partner may reduce the Second Purchase Price and Third Purchase Price with respect to any amounts it is entitled to receive (and has not received) from the Existing Partners under this Article 13.

13.12. The Province of Utrecht and the Municipality of Utrecht jointly ("niet hoofdelijk"), irrevocably and unconditionally guarantee to the New Partner as guarantor for Pegus prompt performance by Pegus of all its obligations under or in connection with the Share Purchase Agreement.

ARTICLE 14        TERMINATION

14.1. If the Partnership Agreement is terminated in accordance with Article 22 of the Partnership Agreement, this Share Purchase Agreement shall terminate in accordance with its terms.

ARTICLE 15        MISCELLANEOUS

15.1. Articles 19 and 22 through 40 of the Partnership Agreement shall govern this Share Purchase Agreement.

IN WITNESS WHEREOF this Share Purchase Agreement has been executed by the Parties hereof in eightfold on the date set out on page one.



SIGNED by



--------------------------------------------
for and on behalf of Provincie Noord Holland
By: J.P.J. Lagrand



SIGNED by



--------------------------------------------
for and on behalf of Gemeente Utrecht
By: H.H.W. Kernkamp

SIGNED by



--------------------------------------------
for and on behalf of Gemeente Amsterdam
By: G. ter Horst



SIGNED by



--------------------------------------------
for and on behalf of Provincie Utrecht
By: D.H. Kok



SIGNED by



--------------------------------------------
for and on behalf of N.V. Provinciaal en
Gemeentelijk Utrechts Stroomleveringsbedrijf
By: M. ten Klooster

SIGNED by



--------------------------------------------
Reliant Energy Wholesale Holdings (Europe) Inc.
By: R. Steve Letbetter


SIGNED by



--------------------------------------------
for and on behalf of Reliant Energy Power Generation, Inc.
By: R. Steve Letbetter


SIGNED by



--------------------------------------------
for and on behalf of N.V. Energieproduktiebedrijf UNA
By: P. Koppen de Neve

Schedules to the Share Purchase Agreement

Schedule 1.1           :        Definitions
Schedule 2.1.1         :        First Tranche Shares
Schedule 2.2.2         :        Second Tranche Shares and Third Tranche Shares
Schedule 2.3           :        Principal Terms of Pledge Agreement
Schedule 4.1.2         :        Second Completion Conditions
Schedule 4.1.3         :        Third Completion Conditions
Schedule 6.3           :        Draft Deed of Transfer
Schedule 7.2a          :        Second Completion Actions
Schedule 7.2b          :        Third Completion Actions
Schedule 9.1           :        Expected Allocation
Schedule 9.6           :        Adjustment Purchase Price
Schedule 10.1.1        :        Data room Information
Schedule 11.1          :        Warranties